UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 15, 2015

Date of Report (Date of earliest event reported)

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 First Ave.

Sunnyvale, California 94089

(Address of principal executive offices, including zip code)

(408) 349-3300

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 15, 2015, Yahoo! Inc., a Delaware corporation (“Yahoo”), and Microsoft Corporation, a Washington corporation (“Microsoft”), entered into the Eleventh Amendment (the “Amendment”) to the Search and Advertising Sales Agreement, dated as of December 4, 2009 (as previously amended, the “Search Agreement”). As part of the Amendment, the parties also agreed to an amendment of the License Agreement, dated as of December 4, 2009 (the “License Agreement”), by and between Yahoo and Microsoft. The material changes to the Search Agreement and License Agreement are described below.

Search Agreement

Services and Exclusivity

Previously under the Search Agreement, Microsoft was the exclusive algorithmic and paid search services provider to Yahoo on personal computers for Yahoo’s online properties and services (“Yahoo Properties”) and for search services provided by Yahoo to its distribution network of third party entities who integrate Yahoo’s advertising offerings into their Websites and other offerings (“Affiliate sites”). Microsoft was the non-exclusive provider on mobile devices. Pursuant to the Amendment, Microsoft will provide such services on a non-exclusive basis for Yahoo Properties and Affiliate sites on personal computers. Commencing on May 1, 2015, Yahoo agrees to request paid search results from Microsoft for 51% of its search queries originating from personal computers accessing Yahoo Properties and its Affiliate sites (the “Volume Commitment”) and will display only Microsoft’s paid search results on such search result pages.

Additionally, Yahoo will now have the ability in response to queries on both personal computers and mobile to request algorithmic listings only, paid listings only or both algorithmic and paid listings from Microsoft. To the extent Yahoo requests algorithmic listings only or requests paid listings but elects not to display such paid listings, Yahoo will pay Microsoft serving costs but not a revenue share. In other cases and with respect to the Volume Commitment, Yahoo will pay Microsoft a revenue share.

Previously under the Search Agreement, Yahoo had sales exclusivity for Yahoo’s and Microsoft’s premium advertisers. Pursuant to the Amendment, this sales exclusivity will terminate on July 1, 2015. Yahoo and Microsoft will develop a plan to transition premium advertisers for Microsoft’s paid search services to Microsoft commencing on July 1, 2015 and to be completed by January 31, 2016.

Revenue Share

Yahoo is entitled to receive a percentage of the revenue (the “Revenue Share Rate”) generated from Microsoft’s services on Yahoo Properties and on Affiliate sites after deduction of the Affiliate sites’ share of revenue and certain Microsoft costs. Under the Search Agreement the Revenue Share Rate was 88% for the first five years and then increased to 90% on February 23, 2015. Pursuant to the Amendment, the Revenue Share Rate will be 93%, but will now apply before deduction of the Affiliate sites’ share of revenue.

Term and Termination

The term of the Search Agreement remains 10 years from its commencement date, February 23, 2010, subject to earlier termination as provided in the Search Agreement. Pursuant to the Amendment, on or after October 1, 2015, either Yahoo or Microsoft may terminate the Search Agreement by delivering a written notice of termination to the other party. The Search Agreement will remain in effect for four months from the date of the termination notice to provide for a transition period, however, Yahoo’s Volume Commitment will not apply in the third and fourth months of this transition period.

License Agreement

Pursuant to the Amendment, the exclusive licenses granted to Microsoft under the License Agreement become non-exclusive. Yahoo also licenses certain sales tools to Microsoft to use solely in connection with Microsoft’s paid search services pursuant to the terms of the License Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC.

By:	/s/ Ronald S. Bell
Ronald S. Bell
General Counsel and Secretary

Date: April 20, 2015